                                                                   EXHIBIT 10.10

                                      2002
                      EXECUTIVE INCENTIVE COMPENSATION PLAN


INTRODUCTION AND PURPOSE

The purpose of this document is to identify the terms and conditions of the Company's Executive Incentive Plan (the "Plan"). The Plan is effective January 1, 2002 through December 31, 2002, or until superseded by written notice from Capstone. This Plan does not constitute a contract for employment of a fixed duration of any length.

The Plan is designed to reward named executives and managers ("Participants") of Capstone upon meeting or exceeding both financial and non-financial goals and objectives that are established for 2002.

The Plan is based on the concept that Participants should expect to achieve incentive awards based on overall Company and individual performance, determined primarily by performance against annual objectives. In this regard, an incentive award pool will be established based on a percentage of each Participants base compensation.

ELIGIBILITY AND PARTICIPATION

The Compensation Committee will designate the Participants. Each Participant's percentage of participation is based upon the individual's position and base compensation rate during the Plan year. Participants are not eligible to participate in any other commission or bonus plan.

All Participants may receive incentive awards based on Company performance objectives and their individual performance against objectives. Despite the other terms of this Plan, Capstone expressly reserves the right to adjust, modify or reduce the amounts described in this Plan based upon business considerations, as determined by the Company's Compensation Committee of the Board.

AWARD OPPORTUNITIES


2002 PERFORMANCE MEASUREMENT AND OBJECTIVES

For the year, a bonus pool is created based on each Participant's eligible compensation and target bonus rate. This potential is then allocated between the financial and non-financial objectives. If the financial objectives are met, the payout potential allocated to the financial objectives is added to the non-financial objectives, and the payout is made based on achievement of the non-financial objectives. If the financial objectives are not met, this portion of the bonus potential is lost and the payout is based only on the portion allocated to the non-financial objectives and the achievement of those objectives. For the CEO, two-thirds (2/3) of bonus potential is allocated to the financial objective and the remaining one-third (1/3) to the non-financial objectives. For all other Participants, one-third (1/3) of the total bonus potential is allocated to the financial objective and two-thirds (2/3) to the non-financial objectives.

The financial objective is achieving the Company's internally established earnings per share ("EPS") goal for 2002. The EPS goal is as stated in the Company's 2002 budget. The Compensation Committee of the Board of Directors reserves the right to make adjustment to actual EPS performance as reported in the Company's year-end financial statement (which reflect appropriate accruals for the expected bonus payout), or not to make such adjustments, which in its discretion are necessary to reflect the Company's achievement of the intended financial performance results.

Each of the Participants can earn fifty percent (50%) of their FY 2002 Bonus by fulfilling the individual objectives set in conjunction with their direct supervisor. However, the Compensation Committee believes it is important to have all Participants working towards a mutual goal. As product quality and reliability are critical to the Company's success, the Compensation Committee has established that one half of each executive's FY2002 Bonus payout be tied to the Company achieving at least a fifty percent (50%) improvement in the quality and reliability of the Company's products. Therefore, individual objectives and product quality and reliability are the non-financial targets for this plan.

AWARD DETERMINATION AND FORM OF PAYMENT

Individual incentive awards will be determined by the methods and criteria described above based on Company performance and individual performance against objectives. Each Participant's supervisor will assess personal performance against objectives at year-end. The CEO, along with the Compensation Committee, will review all objective assessments. The Compensation Committee, in its sole discretion, may alter the individual performance assessment and hence, the resultant payout or lack thereof.

Awards will be cash. Awards will be payable within a reasonable period following the completion of the audit of the Company's full year financial results and completion of the review by the Compensation Committee.

ADJUSTMENTS FOR UNUSUAL EVENTS

In the event of unusual circumstances that would tend to unfairly penalize and/or reward a particular group of executives the Compensation Committee may authorize a subjective re-allocation of incentive funds. It should be emphasized, however, that generally poor business conditions do not excuse employees from putting forth best `stretch' efforts.

A participant will receive a pro-rata award based on the time spent in the position during the year, if, and only if, he terminated employment with Capstone as a result of death, disability, or retirement. An individual who terminates employment for any other reason is not eligible for an award unless he worked through the end of the Plan year (December 31).